T. ALAN OWEN & ASSOCIATES, P.C.
                                Attorneys at Law
                              One Arlington Centre
                             1112 East Copeland Road
                                    Suite 420
                             Arlington, Texas 76011
TELEPHONE                                                         TELEFAX
(817) 460-4498                                                    (817) 795-0154
(817) 461-6079 -- Metro
                                 August 29, 2001


Online Processing, Inc.
2027 Enchanted Lane
Lancaster, Texas 75146

         Attention: Jeanne Zachary

Dear Ms. Zachary:

         As the sole director, officer and major shareholder of Online Processing, Inc. (the "Corporation"), you have requested my opinion as special securities counsel for the Corporation with regard to the issuance of its Common Stock, par value of $0.001 per share (the "Common Stock"), upon organization and pursuant to a public offering of a maximum of not more than 2,000,000 shares and a minimum of not less than 400,000 shares, at a price of $0.25 per share.

         In  this  respect,  I have  examined  the  following  documents  of the
Corporation:

         1. Articles of Incorporation filed with the Secretary of State of Nevada, on December 4, 2000.

         2. A set of Bylaws approved and adopted by the Corporation upon its organization.

         3. Minutes of the organizational meeting held by Jeanne Zachary on December 5, 2000, as the sole director named in the Articles of Incorporation, during which the following business, among others, was transacted.

                           Issuance of 3,000,000 shares of the Corporation's Common Stock to Jeanne Zachary as consideration for services rendered and cash advanced to or for the Corporation at a stated value of $15,000.

         4.       Written   Consent  of  Sole  Director, Jeanne Zachary,   dated
                  January 20, 2001, which authorizes the following transaction:

                           Issuance of 200,000 shares of Common Stock of the Corporation as consideration for the lease of office, computers, internet and software for the twelve month period starting April 2001, valued at $18,000; and



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                           Filing  of  a  public   offering  of  not  more  than
                           2,000,000 shares and not less than 400,000 shares of the Corporation's Common Stock at a price of $0.25 per share pursuant to a registration statement to be filed by the Corporation with the Securities and Exchange Commission on Form SB-1.

         Based upon my examination of the foregoing documents, which constitute all of the records of the Corporation, I am of the opinion that the 3,200,000 shares of Common Stock presently outstanding constitute validly issued, fully paid, and non-assessable shares of Common Stock of the Corporation in accordance with Chapter 78 of the Nevada Revised Statutes, Additionally, I am of the opinion that the shares authorized for issuance pursuant to the public offering will, upon payment therefor, likewise constitute validly issued, fully paid, and non- assessable shares of Common Stock of the Corporation pursuant to Chapter 78 of the Nevada Revised Statutes.


                                              Yours Truly,


                                         /s/  T. Alan Owen
                                         -----------------
                                              T. Alan Owen

TAO/jac